Exhibit 10.10

AVON PRODUCTS, INC.
STOCK OPTION AGREEMENT
Mr. Gustavo Arnal
Chief Financial Officer
Avon Products, Inc.

Dear Gustavo:

In accordance with your contract of employment, dated as of December 11, 2018, with Avon Cosmetics Limited (the “Employment Contract”), Avon Products, Inc. (the “Company”) has granted to you, effective May 1, 2019 (the “Grant Date”), the right and option to purchase from the Company shares of Stock (“Shares”) at an exercise price per Share (the “Exercise Price”) as set forth in your grant notification (the “Option”). The Option is subject to the terms and conditions set forth in this Stock Option Agreement (this “Agreement”) and your grant notification. Please indicate your acceptance of this award by signing this Agreement and returning your signature to Company’s Vice President, Global Compensation & Benefits.

1.
Grant of Option. The Option is being awarded to you hereunder outside of the Company’s 2016 Omnibus Incentive Plan (the “Plan”). Notwithstanding that this award is made outside of the Plan, except as otherwise expressly provided in this Agreement and other than as to the Share limitations of Section 5 of the Plan, this Agreement will be interpreted in a manner consistent with the terms of the Plan and all such terms will be deemed to be incorporated into and made a part of this Agreement. All capitalized terms used in this Agreement shall have the meaning set forth in the Plan, unless otherwise defined herein.

2.Exercise of Option.
(a)The Option shall be exercisable in the installments outlined in your grant notification. The entire Option is fully exercisable after the final vesting date. To the extent that any of the installments becomes exercisable, it shall continue to be exercisable at any time thereafter until the Option shall terminate, expire or be surrendered.
(b)Shares may be purchased through exercise of the Option by contacting the Company’s authorized agent: (x) on-line; (y) via the telephone; or (z) through a broker.
You shall designate one, or a combination, of the following methods of purchase:
(i)tender to the Company’s authorized agent of a check for the full Exercise Price of the Shares with respect to which the Option or portion thereof is exercised; or
(ii)by delivery to the Company’s authorized agent of a number of Shares (which may include an attestation of ownership of such Shares) having an aggregate Fair Market Value of not less than the product of (x) the Exercise Price multiplied by (y) the number of Shares you intend to purchase upon exercise of the Option on the date of delivery; or

Exhibit 10.10

(i)instructions to the Company’s authorized agent that Shares acquired as a result of the Option exercise be immediately sold and that the Company’s authorized agent deliver the full Exercise Price to the Company, together with any tax withholdings, whereupon the net cash proceeds and/or Shares shall be forwarded to you. The Company may establish special terms and conditions for this “cashless” exercise and at any time may terminate availability of this form of purchase.
You should be aware that the exercise method as outlined under Section 2(b)(i) and (ii) will result, and the exercise method as outlined under Section 2(b)(iii) may result, in the ownership of Shares and may also require the exchange of local currency into U.S. dollars and the transfer of funds to the U.S. In addition, you will be required to open and use a U.S. based brokerage account. You will personally be responsible for any local compliance requirements in relation to all of the above transactions.
Moreover, you should be aware that regardless of the exercise method used, you will personally be responsible for any local compliance requirements in relation to the transfer of U.S. dollars and the making of a foreign investment, if any. These requirements may change from time to time and the Company may at any time establish special terms and conditions to the exercise of the Option and at any time may terminate or limit the availability of any form of exercise as outlined above, subject to applicable law.
The Company is not responsible for foreign exchange fluctuations between your local currency and the U.S. dollar nor is the Company liable for any decrease in the value of the Shares.

1.	Expiration of Option.
(a)The Option shall expire or terminate and may not be exercised to any extent by you as of the first to occur of the following events:
(i)The tenth anniversary of the Grant Date, or such earlier time as the Company may determine is necessary or appropriate in light of applicable laws; or
(ii)The first anniversary of the date your employment with the Company and its Subsidiaries terminates by reason of death or Disability; or
(iii)The third anniversary of the date your employment with the Company and its Subsidiaries terminates by reason of Retirement; or
(iv)The date your employment with the Company and its Subsidiaries terminates for Cause; or
(v)The date that is ninety days after your employment with the Company and its Subsidiaries terminates for a reason other than for Cause, death, Disability or Retirement, but only to the extent the Option is exercisable as of the date of such termination of employment (with any unexercisable portion of the Option terminating on the date of any such termination of employment); or
(vi)Except where void by law and unless otherwise determined by the Committee, your violation of any non-disclosure, non-compete or non-solicitation covenant applicable to you as set forth in Section 5 of this Agreement or any individual agreement between you and the Company or one of its Subsidiaries, or any Company policy, regardless of whether or not you have incurred a termination of employment due to Disability, Retirement or otherwise.
(b)In the event your employment with the Company and its Subsidiaries terminates because of death or Disability, the entire Option shall immediately become exercisable in full, notwithstanding Section 2(a) of this Agreement. In the event your employment with the Company and its Subsidiaries

Exhibit 10.10

terminates after the first anniversary of the Grant Date because of Retirement, the Option shall continue to vest according to the schedule as set forth in your grant notification.
(c)A paid or unpaid leave of absence that has been approved by the Company shall not constitute a termination of your employment with the Company and its Subsidiaries. During such paid or unpaid leave of absence, the Option shall continue to vest according to the schedule set forth in your grant notification. For the avoidance of doubt, vesting of your award during any notice period relating to any termination of your employment by the Company (and, if applicable, by any Subsidiary for whom you are employed) other than for Cause is determined under Section 7(j) of this Agreement.
2.Change in Control. Notwithstanding any other provision of this Agreement, in the event of a Change in Control, the vesting and exercise of the Option shall be governed by the provisions of the Plan regarding a Change in Control as if the Option were granted under the Plan, and such provisions of the Plan are incorporated herein by reference.
3.Non-Competition/Non-Solicitation/Non-Disclosure. You agree that, during the period beginning on the Grant Date and ending on the later of (x) the first anniversary of the date the Option is fully exercised and (y) the first anniversary of your termination of employment with the Company and its Subsidiaries for any reason whatsoever (including, but not limited to with or without Cause, Retirement or Disability), you shall not, without the prior written consent of the Committee, engage in any of the following activities:
(a)directly or indirectly engage or otherwise participate in any business which is competitive with any significant business of the Company or any Subsidiary, including without limitation, your acceptance of employment with, entrance into a consulting or advisory arrangement with, rendering services to or otherwise facilitating the business of Amway Corp./Alticor Inc., Amore Pacific, Arabela, Arbonne, Beiersdorf (Nivea), COTY, De Millus S.A., Ebel Int’l/Belcorp Corp., Elizabeth Arden, Faberlic, Herbalife Ltd., Inter Parfums, Jequiti, Lady Racine/LR Health & Beauty Systems GmbH, LG Health & Household, L’Occitane, L’Oréal Group/Cosmair Inc., Mary Kay Inc., Mistine/Better Way (Thailand) Co. Ltd., Natura Cosmetics S.A., Neways Int’l, NuSkin Enterprises Inc., O Boticário, Oriflame Cosmetics S.A., Origami Owl, Reckitt Benckiser PLC, Revlon Inc., Rodan & Fields, Shaklee Corp., Shiseido, Stella & Dot, Silpada, The Body Shop Int’l PLC, The Estée Lauder Companies Inc., The Procter & Gamble Company, Tupperware Corp., Unilever Group (N.V. and PLC), Vorwerk & Co. KG/Jafra Worldwide Holdings (Lux) S.à.R.L. Inc., Yanbal Int’l (Yanbal, Unique), Younique or any of their affiliates; or
(b)solicit or aid in the solicitation of any employees of the Company or any Subsidiary to leave their employment.
In addition, you shall not, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any secret or confidential information, knowledge or data, including without limitation any trade secrets, relating to the Company or a Subsidiary, and their respective businesses, obtained by you during your employment by the Company or a Subsidiary and which is not otherwise publicly known (other than by reason of an unauthorized act by you), to anyone other than the Company and those designated by it.
In the event the Company determines that you have breached any term of this Section 5 or any non--disclosure, non-compete or non-solicitation covenant set forth in any individual agreement between you and the Company or one of its Subsidiaries, or any Company policy, then in addition to any other remedies the Company may have available to it, unless otherwise determined by the Committee: (i) all unexercised portions of the Option granted hereunder shall terminate to the extent the Option has not been exercised and (ii) if the Option has been exercised, then you shall forfeit all Shares issued to you in connection with the exercise of the Option; provided, however, that the Company shall return to you the lesser of any consideration paid by you in exchange for Shares issued to you hereunder or the Fair Market Value of Shares forfeited hereunder at the time of forfeiture; and provided, further, that if you no longer hold Shares issued to you hereunder, then you shall pay to the Company in cash the excess of the Fair

Exhibit 10.10

Market Value of the Shares issued to you upon exercise of the Option, determined as of the date of such exercise, over any consideration paid by you in exchange for such Shares.
Notwithstanding anything in this Section 5 to the contrary, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934).

4.
Recoupment. Except where void by law and unless otherwise determined by the Committee, the Option, and the Shares issued to you in connection with the exercise of the Option hereunder, are subject to forfeiture and/or recoupment in the event that you have engaged in misconduct, including: (x) a serious violation of the Company’s Code of Conduct; or (y) a violation of law within the scope of employment with the Company and its Subsidiaries. The Option and any Shares issued to you in connection with the exercise of the Option hereunder are also subject to the Company’s Compensation Recoupment Policy.

5.Service Acknowledgements. You acknowledge and agree as follows:
(a)The execution and delivery of this Agreement and the granting of the Option hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its Subsidiaries to employ you for any specific period.
(b)The award of the Option is voluntary and occasional, and does not entitle you to any benefit other than that specifically granted under this Agreement, or to any future awards or other benefits under the Plan or any similar plan, even if Options have ever been granted in the past or have repeatedly been granted in the past. Any benefits granted under this Agreement and under the Plan are extraordinary and not part of your ordinary or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension, welfare or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any of its Subsidiaries.
(c)Nothing in this Agreement shall confer upon you any right to continue in the service of the Company or a Subsidiary or interfere in any way with any right of the Company or a Subsidiary to terminate your employment at any time, subject to applicable law.
(d)You are accepting the Option and entering into this Agreement voluntarily.
(e)The Plan may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(f)All decisions with respect to future options or other grants, if any, will be at the sole discretion of the Committee, subject to the terms of the Employment Contract.
(g)The future value of the Shares underlying the Option is unknown, indeterminable and cannot be predicted with certainty. The value of the Shares may increase or decrease.
(h)Neither the Company nor any Subsidiary is providing any tax, legal or financial advice or making any recommendations regarding this award or your acquisition or sale of the Shares.
(i)In consideration of the grant of the Option, (i) you shall have no claim or entitlement to compensation or damages arising from (x) forfeiture of the Option resulting from termination of your service (for any reason whether or not in breach of local law) or otherwise pursuant to the terms of this Agreement or (y) diminution in value of the Option or Shares issued upon exercise of the Option and (ii) you irrevocably release the Company and its Subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by accepting the Option, you shall be deemed irrevocably to have waived your entitlement to pursue such a claim.
(j)Any notice period mandated under the Employment Contract or otherwise arising in connection with an involuntary termination of your employment by the Company (and, if applicable, by

Exhibit 10.10

any Subsidiary for whom you are employed) other than for Cause shall be treated as service for the purpose of determining the vesting of the Option. However, any notice period mandated under applicable law or otherwise for which you receive pay in lieu of notice shall not be treated as service for the purpose of determining the vesting of the Option, and your right to vesting of the Option after termination of service, if any, will be measured by the date of termination of your active service and will not be extended by any such notice period. Similarly, if the Company elects to place you on garden leave (or the equivalent) during any notice period under your Employment Agreement or otherwise arising in connection with an involuntary termination of your employment by the Company (and, if applicable, by any Subsidiary for whom you are employed) other than for Cause, such garden leave period shall not be treated as service for the purpose of determining the vesting of the Options, and your right to settlement of the Options after termination of service, if any, will be measured by the date of termination of your active service (i.e., the commencement of such leave) and will not be extended by any such leave. Subject to the foregoing and the provisions of the Plan, which are incorporated herein by reference, the Company, in its sole discretion, shall determine whether your service has terminated and the effective date of such termination.
(k)The grant of the Option will not be interpreted to form an employment contract or employment relationship with the Company or any of its Subsidiaries that does not otherwise exist.
6.Data Privacy Acknowledgement and Consent. By signing this Agreement, you acknowledge and agree that in order to implement, manage and administer the Option and/or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to the Option, the Company and/or an entity belonging to the Company’s group of companies (including your employer) may need to process your personal data (electronically or otherwise), including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or other equity securities, directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (the “Personal Data”). The transfer of Personal Data to and collection by third-party service providers outside the Company’s group of companies, such as the Company’s authorized agent, may also be necessary in order to implement, manage and administer the Option.
You expressly and unambiguously consent to the collection, use and other processing of Personal Data by the Company, entities belonging to the Company’s group of companies, and third-party service providers. You understand that the Company may transfer your Personal Data to the United States, or other countries which may have a different or lower level of data protection law than your home country and which are not considered by the European Commission or the United Kingdom (should the United Kingdom cease to be a member of the European Economic Area (“EEA”)) or the data protection agencies of other jurisdictions to have data protection laws equivalent to the laws in your country. The Company will therefore maintains an EU-U.S. Privacy Shield certification or enter into an alternate data processing and transfer arrangement authorized by applicable law, such as standard contractual clauses, to protect your Personal Data consistent with data protection laws of the European Union or the United Kingdom (should the United Kingdom cease to be a member of the EEA).
In addition, you expressly and unambiguously consent to the disclosure of Personal Data to, and processing by, a third party in the event of any potential or actual reorganization, merger, sale, joint venture, assignment, transfer or other disposition of all or any portion of the Company’s business, assets or stock (including in connection with any bankruptcy or similar proceedings); and as the Company believes necessary or appropriate: (a) under applicable law, including laws outside of your country; (b) to comply with legal processes; and (c) to respond to requests from public and government authorities including public and government authorities outside of your country.

Exhibit 10.10

You authorize the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, managing and administering this Option, including any requisite transfer of such Personal Data as may be required to a broker or other third-party with whom you may elect to deposit any Shares acquired upon exercise of the Option. You understand that Personal Data will be held only as long as is necessary to implement, manage and administer the Option, unless a longer retention period is required by applicable laws, regulations, rules or valid requests or orders of a court or other dispute resolution forums or of a governmental or public authority, in each case, including those of a court or other dispute resolution forums or of a governmental or public authority outside of your country. You understand that you may, at any time, view your Personal Data, request additional information about the storage and processing of your Personal Data, require any necessary amendments to your Personal Data that is incorrect or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local stock program coordinator.
If you do not consent, or if you later seek to revoke your consent, your employment status or career with the Company or Subsidiary will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant Options under the Plan or other equity awards, or manage or administer such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to receive equity awards. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local stock program coordinator.
If you are a resident of the EEA or the United Kingdom (should the United Kingdom cease to be a member of the EEA), your Personal Data will not be processed on the basis of consent (unless you provide a specific consent separate from this Section 9), but will be processed where necessary to fulfil the Company’s contractual obligations to, where necessary to comply with the Company’s legal obligations under any applicable laws, or to meet the Company’s legitimate business interests. The Company has a legitimate interest in managing its business appropriately including incentivizing its employees, complying with its legal and contractual obligations, and keeping its records accurate and up to date. If you are a resident of the EEA or the United Kingdom (should the United Kingdom cease to be a member of the EEA) you should refer to the Privacy Statement for Associates issued by your employer for additional information about the processing of your Personal Data and your privacy rights. The Privacy Statement for Associates will govern the processing of your Personal Data in connection with the administration of this award.
The Company will take reasonable measures to keep the Personal Data private, confidential and accurate. You may obtain details with respect to the collection, use, processing and transfer of your Personal Data in relation to this award and may also request a list with names and addresses of potential recipients of the Personal Data and/or access to and updates of such Personal Data, if needed, by contacting your local stock program coordinator.

7.
Responsibility for Taxes. By accepting this grant, you hereby irrevocably elect to satisfy any taxes and social insurance contribution withholding required to be withheld by the Company or its Subsidiaries on the date of grant, vesting or exercise of the Option or delivery or sale of any Shares hereunder or on any earlier date on which such taxes or social insurance contribution withholding may be due (“Tax Liability”) by authorizing the Company and any of its Subsidiaries to withhold a sufficient number of Shares that would otherwise be deliverable to you upon exercise of the Option. If, for any reason, the Shares that would otherwise be deliverable to you upon exercise of the Option would be insufficient to satisfy the Tax Liability, the Company and any of its Subsidiaries are authorized to withhold an amount from your wages or other compensation sufficient to satisfy the Tax Liability. Furthermore, you agree to pay the Company or its

Exhibit 10.10

Subsidiaries any amount of the Tax Liability that cannot be satisfied through one of the foregoing methods.
Apart from any withholding obligations that may apply to the Company and/or its Subsidiaries, you acknowledge and agree that the ultimate responsibility for the Tax Liability is and remains with you. You further acknowledge that: (x) the Company and its Subsidiaries make no representations or undertakings regarding the Tax Liability or the receipt of any dividends; (y) the Company and its Subsidiaries do not commit to structure the terms of the grant or any other aspect of the Option to reduce or eliminate the Tax Liability; and (z) you should consult a tax adviser regarding the Tax Liability.
You acknowledge that the Company and its Subsidiaries shall have no obligation to deliver Shares until the Tax Liability has been fully satisfied by you.

8.
United Kingdom Specific Provisions. The following provisions apply to you as a resident of the United Kingdom. Please appreciate that the information contained in this Section 10 is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws of your home country may apply to your situation. You further understand and agree that if you are a citizen or resident of a country other than the one in which you are currently working, or if your employment transfers after the grant of the Option, or if you are considered a resident of another country for local law purposes, the information contained herein may not apply to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply, or determine that other terms and conditions are necessary or advisable in order to comply with local law or to facilitate the administration of this Agreement.

(a)Tax and National Insurance Contributions. If the Company determines that it is required to account to HM Revenue & Customs for the Tax Liability and any Secondary NIC Liability or to withhold any other tax as a result of the Option, you, as a condition to the exercise of the Option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding liabilities. You shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the exercise of the Option or disposition of Shares acquired pursuant to the Option. As a further condition of the vesting of the Option, you may, at the Company’s discretion, be directed to join with the Company, or if and to the extent that there is a change in the law, any of its Subsidiaries or person who is or becomes a Secondary Contributor, in making a Joint Election which has been approved by HM Revenue & Customs, for the transfer of the whole Secondary NIC Liability. To the extent permitted by law, you hereby agree to indemnify and keep indemnified the Company and its Subsidiaries for any Tax Liability.
(b)Securities Disclosure. This Agreement is not an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection herewith. This Agreement and the Option are exclusively available to you as a bona fide employee of Avon Cosmetics Limited.
9.Notice. Any notice required to be given hereunder to you shall be addressed to you at your current address shown on the Company’s records. Notice shall be sent by mail, express delivery or, if practical, by electronic delivery or hand delivery.
10.Provisions Inconsistent with Translation. To the extent that you have been provided with a translation of this Agreement, the English language version of this Agreement shall prevail in case of any discrepancies or ambiguities due to translation.
11.Acknowledgement. The Company and you agree that the Option is granted under, and governed by, your grant notification, this Agreement and by those provisions set forth in the Plan that are

Exhibit 10.10

incorporated herein by reference. You: (x) acknowledge receipt of a copy of your grant notification, this Agreement, the Plan and the prospectus relating to this award; (y) represent that you have carefully read and are familiar with their provisions; and (z) hereby accept the Option subject to all of the terms and conditions set forth in your grant notification and this Agreement, including those provisions set forth in the Plan that are incorporated herein by reference.
12.Compliance with Laws and Regulations. The granting of the Option and the delivery of Shares hereunder shall be subject to all applicable laws, rules and regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer. If any provision of this Agreement conflicts with applicable mandatory law, the provisions of such law shall govern.
13.Additional Conditions to Issuance of Shares or Exercise. If at any time the Company determines, in its discretion, that as a condition to the issuance of Shares to you (or your estate) hereunder, it is necessary or desirable to (i) list, register, qualify or comply with the rules of any securities exchange, (ii) qualify or comply with any applicable state, federal or foreign law, including the applicable tax code and related regulations, or (iii) obtain the consent or approval of any governmental regulatory authority or securities exchange, then such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval is completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of Shares hereunder will violate federal securities laws or other applicable law, the Company will defer delivery until the earliest date on which the Company reasonably anticipates that the delivery of Shares hereunder will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
14.Foreign Exchange. Where applicable, you acknowledge and agree that it is your sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the exercise of the Option and that you shall be responsible for any reporting of inbound international fund transfers required under applicable law. You are advised to seek appropriate professional advice as to how the exchange control regulations apply to your specific situation. You acknowledge and agree that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.
15.Miscellaneous. The Company at any time, and from time to time, may amend the terms of this Agreement; provided, however, that your rights shall not be materially adversely affected without your written consent (except to the extent permitted under the Plan). No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. In lieu of issuing a fraction of a Share resulting from an adjustment of the Option pursuant to Section 9 of the Plan or otherwise, the Company shall be entitled to pay to you an amount equal to the Fair Market Value of such fractional Share. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and to the benefit of you and your beneficiaries, executors, administrators, heirs and successors. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
16.Entire Agreement. This Agreement (including the provisions set forth in the Plan that are incorporated herein by reference) and your grant notification contain the entire agreement and

Exhibit 10.10

understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto (including those provisions of the Employment Contract describing this award).
17.Applicable Law. This Agreement (including those provisions set forth in the Plan that are incorporated herein by reference) and your grant notification, and all actions taken hereunder or under the Plan shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law principles thereof.
18.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option or future options that may be awarded under the Plan by electronic means, or request your consent to participate in the Plan by electronic means. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to a Company intranet or the Internet site of a third party involved in administering this award or the Plan, the delivery of the document via electronic mail or such other means of electronic delivery specified by the Company. You consent to the electronic delivery of your grant notification, this Agreement, the Plan and the prospectus relating to this award. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically, at no cost to you, by contacting the Company by telephone or in writing. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide the Company or any designated third-party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents (or may change the electronic mail address to which such documents are to be delivered to you) at any time by notifying the Company of such revoked consent or revised electronic mail address by telephone, postal service or electronic mail. Finally, you understand that you are not required to consent to electronic delivery of documents.
19.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations or assessments regarding your acceptance of this award, participation in the Plan, or acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your acceptance of this award and participation in the Plan before taking any action related to the Plan.
20.Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.
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IN WITNESS WHEREOF, the Company, by its duly authorized officer, and you have executed this Agreement as of the Grant Date.

Exhibit 10.10

By your acceptance of this Agreement, you and the Company agree that the Option is granted under and governed by the terms and conditions of your grant notification and this Agreement, including those provisions set forth in the Plan that are incorporated herein by reference. You have reviewed your grant notification, this Agreement, the Plan and the prospectus relating to this award in their entirety, and fully understand all provisions thereof. You have had an opportunity to obtain the advice of counsel prior to executing this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to your grant notification, this Agreement, the Plan and the prospectus relating to this award. You further agree to notify the Company upon any change in your residence address.

AVON PRODUCTS, INC.	OPTIONEE

_________________________ Jan Zijderveld, Chief Executive Officer	_________________________ Gustavo Arnal